Exhibit 4.9

DRS TECHNOLOGIES, INC.

1996 OMNIBUS PLAN

FORM OF RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT, made as of the date set forth on the Notice of Grant of Restricted Stock Units, attached hereto as Schedule A (the “Notice”), by and between DRS Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the DRS Technologies, Inc. 1996 Omnibus Plan (as amended, the “Plan”) and the employee or director of the Company named on the Notice (the “Participant”).  Except as otherwise expressly set forth herein, any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

WHEREAS, the Committee has granted (as of the Issue Date as specified on the Notice) to the Participant the Restricted Stock Units as set forth in the Notice.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed and do hereby agree as follows:

1.                                       Grant of Award.  Pursuant to Section 13 of the Plan, the Company grants to the Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the number of Restricted Stock Units as shown on the Notice.

2.                                   Vesting.  The Notice shall set forth the Issue Date.  The Restricted Stock Units granted to the Participant shall vest on the third anniversary of the Issue Date (the “Vesting Date”), provided, however, that no vesting shall occur after the termination of the Participant’s employment or service with the Company for any reason.

3.                                       Restrictions on Transfer.  Prior to the Vesting Date, no transfer of the Participant’s rights with respect to Restricted Stock Units, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.  Immediately upon any attempt to transfer such rights, such Restricted Stock Units, and all of the rights related thereto, shall be forfeited by the Participant.

4.                                       Account.  The Company shall establish a Restricted Stock Unit account on its books, in the name of the Participant, and shall credit to such account the number of Restricted Stock Units granted to Participant pursuant to this Agreement.

5.                                       No Rights as a Stockholder.  The Participant shall not have any rights as a stockholder with respect to any shares of Company Stock covered by or relating to a grant of Restricted Stock Units until the date of distribution of shares of Company Stock, as described in Section 7 below.

6.                                       Dividends.  If a dividend is paid on the Company Stock, the Participant shall be entitled to receive, with respect to each Restricted Stock Unit, whether or not the Restricted Stock Units have vested, an immediate payment (in cash or shares as applicable) equal to such dividend.

7.                                       Consequences of Vesting.  Upon the vesting of a Restricted Stock Unit pursuant to the terms hereof, the Participant will be entitled to receive, as soon as practicable thereafter, a distribution of a number of shares of Company Stock that is equal in number to the aggregate number of vested Restricted Stock Units then credited to the Participant’s account.

8.                                       Approvals.  No shares of Company Stock shall be issued under this Agreement unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of the Committee.  The Committee shall have the right to require the Participant to agree in writing to comply with such restrictions on the disposition shares issued under this Agreement as the Committee deems necessary or advisable to comply with any applicable law or regulation.

9.                                       Change in Control.  Upon the occurrence of a Change in Control, all Restricted Stock Units granted pursuant to this Agreement shall immediately vest and the Participant shall be entitled to receive a number of shares of Company Stock in accordance with Section 7 above.

10.                                 Effect of Termination of Employment or Service.  Upon the termination of the Participant’s employment or service for any reason, any and all Restricted Stock Units which have not vested as of the date of such termination shall immediately be forfeited by the Participant.  Notwithstanding the foregoing, the Committee may, in its sole discretion, decide not to terminate the Participant’s rights in such Restricted Stock Units.

11.                                 Taxes.  The Participant shall pay to the Company promptly upon request, and in any event at the time the Participant recognizes taxable income in respect to the Restricted Stock Units, an amount equal to all applicable taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock Units.  With the approval of the Committee, the Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery shares of Company Stock having a value equal to the minimum amount of tax to be withheld.  Such shares shall be valued at their Fair Market Value on the Tax Date.  Fractional share amounts shall be settled in cash.  Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to a grant of Restricted Stock Units.  The Participant understands that the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

12.                                 Compliance with Law and Regulations.  The Restricted Stock Units granted pursuant to this Agreement, and any obligation of the Company hereunder, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required.

13.                                 Incorporation of Plan.  This Agreement is made under the provisions of the Plan (which is incorporated herein by reference) and shall be interpreted in a manner consistent with the Plan.  To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.

14.                                 Notices.  Any notices required or permitted hereunder shall be addressed to the Company, at 5 Sylvan Way, Parsippany, New Jersey 07054, or to the Participant at the address then on record with the Company, as the case may be, and deposited, postage prepaid, in the United States mail.  Either party may, by notice to the other given in the manner aforesaid, change his/her or its address for future notices.

15.                                 Binding Agreement; Successors.  This Agreement shall bind and inure to the benefit of the Company, its successors and assigns, and the Participant and the Participant’s personal representatives and beneficiaries.

16.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.  The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon all Persons.

17.                                 Amendment.  This Agreement may be amended or modified by the Company at any time; provided that notice is provided to the Participant in accordance with Section 14.  No amendment or modification may, without the consent of the Participant, reduce the Participant’s rights as provided herein.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officer thereunder duly authorized and the Participant has hereunto set his hand, all as of the day and year set forth below.

DRS TECHNOLOGIES, INC.

Name:
Title:

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Participant	Date

SCHEDULE A

DRS TECHNOLOGIES, INC.

1996 OMNIBUS PLAN

Notice of Grant of Restricted Stock Units

Identification

Name of Participant:

Address of Participant:

Date of Restricted Stock Unit Agreement:

Restricted Stock Granted

Number of Restricted Stock Units:

Issue Date:

Vesting Date:

[Performance-Based Vesting:]